Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HORSEHEAD HOLDING CORP.
a Delaware corporation
          Horsehead Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
          1. The name of the Corporation is Horsehead Holding Corp.
          2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 4, 2003.
          3. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 26, 2004.
          4. This Second Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 242, 245, 141(f) and 228 of the Delaware General Corporation Law.
          4. This Second Amended and Restated Certificate of Incorporation restates and amends the certificate of incorporation of the Corporation, as heretofore restated, to read in its entirety as set forth in full on the attached Exhibit A, and shall be effective immediately upon filing with the Delaware Secretary of State.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 20th day of November, 2006.

HORSEHEAD HOLDING CORP., a Delaware corporation
By:	/s/ Ali Alavi
Ali Alavi
Secretary

Exhibit A
ARTICLE ONE
NAME
          The name of the Corporation is Horsehead Holding Corp. (the “Corporation”).
ARTICLE TWO
REGISTERED OFFICE AND AGENT
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
PURPOSE
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE FOUR
CAPITAL STOCK
PART A. AUTHORIZED SHARES
          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of:
          1. 10,000,000 shares of initially undesignated Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and
          2. 100,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).
          The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.
PART B. PREFERRED STOCK
          The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.
PART C. COMMON STOCK
          Section 1. General. Except as (1) otherwise required by law or (2) expressly provided in this Second Amended and Restated Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
          Section 2. Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Second Amended and Restated Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.
          Section 3. Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Second Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
          Section 4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 4.
          Section 5. Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
          Section 6. Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

          Section 7. Reclassification and Stock Split.
          (a). Immediately upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each outstanding share of Non-Voting Common Stock and Voting Common Stock of the Corporation shall, without any action by the holder thereof, be reclassified such that each outstanding share of Non-Voting Common Stock and Voting Common Stock shall convert into a share of Common Stock, and shall, from that time forward, have the rights afforded to the Common Stock as set forth in this Second Amended and Restated Certificate of Incorporation.
          (b) Split of Common Stock. Immediately at the Effective Time and immediately following the Reclassification, each share of Common Stock then outstanding shall be, without further action by the Corporation or any of the holders thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each outstanding share of Common Stock by 19.963086 (the “Stock Split Factor”). The par value of the Common Stock after such stock split shall be $0.01 per share.
          (c) No Fractional Shares. No fractional shares shall be issued in connection with the stock split. A holder of Common Stock who immediately prior to the stock split owns a number of shares of Common Stock which is not evenly divisible by the Stock Split Factor shall be issued cash in lieu of the fractional interest. All shares of Common Stock (including fractions thereof) issuable upon the conversion of Common described above in paragraph (b) to a holder thereof shall be aggregated for purposes of determining whether the conversion would result in a holder of shares of Common Stock holding a fractional share of Common Stock.
          (d). Certificates. The conversion of the Non-Voting Common Stock and Voting Common Stock into Common Stock and the split of the Common Stock will be deemed to occur at the time set forth in paragraphs (a) and (b) above, regardless of if or when any certificates previously representing such shares of Non-Voting Common Stock or Voting Common Stock are physically surrendered to the Corporation in exchange for certificates representing such new shares of Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Non-Voting Common Stock and Voting Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing Common Stock, automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate.
          (e). Status of Shares of Common Stock. The Corporation shall not close its books against the transfer of the Common Stock issued or issuable upon conversion pursuant to paragraph (a) and (b) above in any manner which interferes with the timely conversion of the Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion pursuant to paragraph (a) and (b) above.
          Section 8. Restrictions on Transfer.
          (a). Restricted Purchaser. For purposes of this Article Four Part C Section 8, “Restricted Purchaser” shall mean any “public utility” (as defined in the Federal Power Act) or “holding company” (as defined in the Public Utility Holding Company Act of 2005).
          (b). Restricted Transfers. From and after the Effective Time, no Restricted Purchaser shall purchase, and no stockholder of the Corporation shall transfer to a Restricted Purchaser, shares of Common Stock such that, after giving effect to such purchase or transfer (a “Restricted Transfer”), such Restricted Purchaser, together with any affiliate, would own Common Stock worth more than $10 million in the aggregate without the prior written consent of the Board of Directors.
          (c). Purported Transfer in Violation of Resrictions. Unless the approval of the Board of Directors is obtained with respect to a Restricted Transfer, such purported Restricted Transfer shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock to the Restricted Purchaser, who shall not be entitled to any rights as a stockholder of the Corporation with respect to the Common Stock purported to be purchased or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto).
ARTICLE FIVE
DURATION
          The Corporation is to have perpetual existence.
ARTICLE SIX
BOARD OF DIRECTORS
          Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
          Section 2. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
          Section 3. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.
          Section 4. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.
          Section 5. Bylaws. The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended, altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
          Section 6. Classification of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the 2007 annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the 2008 annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the 2009 annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the stockholders of the Corporation to the designated classes in connection with the adoption of this Second Amended and Restated Certificate of Incorporation. At each succeeding annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any increase or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
ARTICLE SEVEN
LIMITATION OF LIABILITY AND INDEMNIFICATION
          Section 1. Limitation of Liability.
          (a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.
          (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatended action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE SEVEN with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE SEVEN shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.
          Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses (including attoneys’ fees, costs and charges) under Section 2 of this ARTICLE SEVEN shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE SEVEN), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE SEVEN is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE SEVEN), the right to indemnification or advances as granted by this ARTICLE SEVEN shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE SEVEN, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE SEVEN shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.
          Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director,

officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.
          Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE SEVEN) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.
          Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE SEVEN in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
          Section 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
          Section 8. Merger or Consolidation. For purposes of this ARTICLE SEVEN, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE SEVEN with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.
          Section 9. Savings Clause. If this ARTICLE SEVEN or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE SEVEN as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE SEVEN to the fullest extent permitted by any applicable portion of this ARTICLE SEVEN that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE EIGHT
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS
          Following the consummation of the sale and placement of the Initial Shares (as defined in the Purchase/Placement Agreement referred to below) pursuant to that certain Purchase/Placement Agreement to be dated on or about November [ ], 2006 by and between the Corporation and Friedman, Billings, Ramsey & Co., Inc., (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the chairman of the Board of Directors or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.
ARTICLE NINE
AMENDMENT
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a bylaw inconsistent with, ARTICLES SIX, SEVEN, EIGHT and NINE of this Second Amended and Restated Certificate of Incorporation.
ARTICLE TEN
SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW
          The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

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